COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION

                                                 AT RICHMOND, NOVEMBER 6, 2001


APPLICATION OF

COLUMBIA GAS OF VIRGINIA, INC.,
Principal Applicant,                                 CASE NO. PUF010025
    and
NISOURCE INC., et al,
               -- --
Affiliate Applicants

For approval of Money Pool Agreement


                            ORDER GRANTING AUTHORITY
                            ------------------------

     On October 5, 2001, Columbia Gas of Virginia, Inc. ("CGV" or "Company"), NiSource Inc. ("NiSource"), and certain other NiSource subsidiaries, (collectively, "Applicants"), filed an application under Chapters 3 and 4 of Title 56 of the Code of Virginia requesting approval of a revised Money Pool Agreement with NiSource Inc. ("Revised Agreement"). On October 12, 2001, Applicants paid the requisite fee of $250.

     By Commission Order dated December 15, 2000, in Case No. PUF000045 ("December 15 Order"), CGV was granted authority to enter into financing arrangements through the Intrasystem Money Pool during calendar year 2001. CGV was specifically authorized to: 1) borrow up to $45,000,000 in short-term notes from the Intrasystem Money Pool; and 2) invest temporary excess cash in the

Intrasystem Money Pool up to $21,000,000.(1) That short-term borrowing limit was increased to $70,000,000 through December 31, 2001, by Commission Order dated


----------------

1 Reports of action filed on May 31, 2001, and August 29, 2001, show that CGV exceeded the investment limit of $21 million for 96 days during the calendar year 2001.

January 24, 2001. Pursuant to the Revised Agreement, Applicants now propose to expand the participants in the Intrasystem Money Pool to include essentially all utility and non-utility subsidiaries of NiSource. The Intrasystem Money Pool will continue to operate identically to the one previously approved in Case No. PUF000045, with the exception of the addition of new participants. CGV did not request any change in the borrowing or lending limits.

     NOW THE COMMISSION, upon consideration of the application and having been advised by its Staff, is of the opinion and finds that approval of the application will not be detrimental to the public interest. We note, however, that CGV did not forward copies of the its money pool application filed with the Securities and Exchange Commission ("SEC"), to our Division of Economics and Finance as required by our December 15 Order in Case No. PUF000045.(2) Applicants were required, pursuant to that Order, to file Form U-1A with the Division of Economics and Finance on or before September 23, 2001, since they filed their Form U-1A with the SEC on September 13, 2001.(3) Applicants did not

----------------

2 Pursuant to Ordering Paragraph (4) of that Order, CGV, Columbia Energy Group, Inc., and NiSource Finance Corp. were directed to submit to the Commission's Division of Economics and Finance a copy of Form U-1A filed with the SEC if they requested any changes to the Intrasystem Money Pool approved in the Commission's December 15 Order. CGV and the above-referenced affiliates were directed to submit such filings within ten (10) days of their filing with the SEC.

3 Securities and Exchange Commission, Form U-1/A Application of Declaration
                                      -------------------------------------
under the Public Utility Holding Company Act of 1935 (visited on November 2,
----------------------------------------------------
2001)
notify the Commission Staff of the requested changes until their application was filed in this proceeding on October 5, 2001, and did not provide a copy of the U-1A filing until November 1, 2001. In addition, we note reports of action filed on May 31, 2001, and August 29, 2001, in Case No. PUF000045, wherein it appears that CGV has exceeded the $21,000,000 investment limit authorized in Case No. PUF000045. We will address those apparent violations in another proceeding.

     Accordingly, IT IS ORDERED THAT:

     (1) CGV is hereby authorized to enter into financial transactions with NiSource and other affiliates through the Revised Agreement, under the terms and conditions and for the purposes set forth in the application.

     (2) CGV is hereby authorized to enter into financial transactions to borrow up to $70,000,000 through December 31, 2001, from NiSource and/or other affiliates in excess of twelve percent of total capitalization, under the terms and conditions and for the purposes set forth in the application.

     (3) CGV is hereby authorized to invest temporary excess cash up to $21,000,000 in the Intrasystem Money Pool through December 31, 2001, all in a manner and under the terms and conditions and for the purposes set forth in the application.

     4) Should Applicants request any changes to the Intrasystem Money Pool from the SEC, Applicants shall file with the Commission's Division of Economics and

Finance a copy of Form U-1 or Form U-1A filed with the SEC within ten (10) days of filing with the SEC.

     5) Approval of this application shall have no implications for ratemaking purposes.

     6) The authority granted herein shall not preclude the Commission from applying the provisions of ss.ss. 56-78 and 56-80 of the Code of Virginia hereafter.

     7) The Commission reserves the right, pursuant to ss. 56-80 of the Code of Virginia, to examine the books and records of any affiliate in connection with the authority granted herein, whether or not such affiliate is regulated by this Commission.

     8) Applicants shall file final report of action on or before February 28, 2002, for the fourth quarter of 2001, to include:

          a) a monthly schedule of Intrasystem Money Pool borrowings, segmented by borrower; and

          b) monthly schedules that separately reflect interest expenses, each type of allocated fee, and an explanation of how both the interest rate and allocated fee have been calculated.

     9) This matter shall be continued, subject to the continued review, audit, and appropriate directive of the Commission.

     AN ATTESTED COPY hereof shall be sent to Applicants, attention of James S. Copenhaver, Senior Attorney, P. O. Box 35674, Richmond, Virginia 23235-0674; and to the Commission's Division of Economics and Finance.